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                                                                Exhibit 10.23



[SYSTEMED LETTERHEAD]

September 15, 1995



Mr. Robert T. Nishimura
[Home address deleted]

Dear Mr. Nishimura:

I am pleased to formalize and present the following employment offer for the position of Senior Vice President, Chief Information Officer of Systemed Pharmacy Inc. reporting to the President and Chief Executive Officer as we have previously discussed:

Compensation:            -    Base Salary of $140,000 per year.

                         - Annual bonus equal to 50% of base salary upon the achievement of Company targets established by the Board of Directors and Management.

Stock Options:           -    A stock option grant for 85,000 shares of
                              Systemed Inc. common stock, vesting 25% on the first day of employment and 25% on each anniversary of such date.

Company Benefits:        -    Participation in all benefits currently available
                              to Systemed Pharmacy Inc. associates on the first day of employment, subject to eligibility requirements.

                         - Three weeks paid vacation after your first anniversary date.

Relocation Expense:      -    The Company will provide you with a relocation
                              expense reimbursement allowance of up to $7,500 to assist you with the costs associated with moving your family and household goods on a temporary basis to the Cleveland area. This amount will be disbursed as expenses are incurred and appropriate receipts and documentation submitted.

                         - The Company will reimburse you for reasonable and pre-approved temporary living expenses (food, lodging and car rental expenses) up to a maximum of $15,000 upon submission of appropriate receipts and documentation.
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[SYSTEMED LETTERHEAD]

Mr. Nishimura
September 15, 1995
Page 2

Travel  Allowance:       -    The Company will provide you with a $10,000
                              allowance for travel for your immediate family members to visit you in the Cleveland area.
                              This amount will be disbursed as expenses are incurred and appropriate receipts and documentation submitted.

Acquisition Protection:  -    Should Systemed be acquired at a price less than
                              $8.00 per share within the first two years of your employment, then you will receive a payment equal to the difference between the acquisition price per share and $8.00 multiplied by the number of unexercised and unexpired options from this initial grant.

Start Date:              -    Monday, September 25, 1995, or earlier if
                              possible.


This offer is valid until Friday, September 22, 1995.

It is the policy of the Company that your employment will be on an at will basis, and nothing contained herein should be construed as a contract of employment. If these terms are acceptable, please sign in the space provided below and return one copy of this letter to the undersigned.

Please do not hesitate to contact me if you should have any questions with respect to this offer.

Sincerely yours,

/s/ Sam

Sam Westover
President and Chief Executive Officer

/jag
cc:  Ken Kay
     Colleen Hulce


Agreed to and accepted by:   /s/ Robert T. Nishimura
                           --------------------------
                                 Robert T. Nishimura

Date:  September 15, 1995